UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 11, 2006

ADDVANTAGE TECHNOLOGIES GROUP, INC.
(Exact name of Registrant as specified in its Charter)

Oklahoma
(State or other Jurisdiction of Incorporation)

1-10799	73-1351610
(Commission file Number)	(IRS Employer Identification No.)

1221 E. Houston, Broken Arrow Oklahoma	74012
(Address of Principal Executive Offices)	(Zip Code)

(918) 251-9121
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operation and Financial Condition

On December 11, 2006, ADDvantage Technologies Group, Inc.announced financial results for its fiscal fourth quarter and full year ended September 30, 2006. A copy of the press release is attached to this Report as Exhibit 99.1 and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On December 11, 2006, Ken Chymiak, President and Chief Executive Officer, David Chymiak, Chairman of the Board, and Dan O'Keefe, Chief Financial Officer held an earnings conference call (see the attached press release for details on accessing a recording of this call).  During the question and answer session of the call, a participant inquired about the amount of sales the Company made to Adelphia Communication Corporation ("Adelphia") during the four quarters of fiscal 2006 and fiscal 2005.  Ken Chymiak stated that the quarterly sales information for this customer was not readily available during the call but the Company would present this information at a later date.

The following information is being provided as a response to the participant's inquiry:

Quarterly Sales to Adelphia Communications Corporation during 2006 and 2005:
Qtr 1 2006 -	$648,433	Qtr 1 2005 -	$569,744
Qtr 2 2006 -	$327,206	Qtr 2 2005 -	$248,745
Qtr 3 2006 -	$425,763	Qtr 3 2005 -	$182,454
Qtr 4 2006 -	$220,306	Qtr 4 2005 -	$2,202,999
Total Sales to Adelphia in 2006 -	$1,621,708	Total Sales to Adelphia in 2005	$3,203,942

Adelphia sold its remaining cable systems to Time Warner Cable and Comcast on July 1, 2006.  Sales to Adelphia during the fourth quarter of 2006 were the result of completing open purchase orders received by the Company prior to July 1, 2006.   Purchases from these cable system locations, under their new ownership, were negligible during the fourth quarter of 2006 primarily due to the transition of ownership.   The Company expects to continue to provide product and services to these locations during fiscal 2007,  however, the volume of these purchases and services can not be estimated.

Item 9.01   Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed herewith:

Exhibit 99.1	Press Release dated December 11, 2006, issued by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADDVANTAGE TECHNOLOGIES GROUP, INC.

Date: December 11, 2006

By: /s/ Kenneth A. Chymiak
Kenneth A. Chymiak
President & Chief Executive Officer

Exhibit Index

Exhibit Number	Description
Exhibit 99.1	Press Release dated December 11, 2006. issued by the Company.